     * Certain sections omitted and filed separately with the Commission

                                                             EXHIBIT 10.14

                          MARKETING SERVICES AGREEMENT


         This MARKETING SERVICES AGREEMENT (this "AGREEMENT") is entered into as of the 3rd day of February, 2000 (the "EFFECTIVE DATE") by and between VarsityBooks.com Inc., a Delaware corporation with offices at 2020 K Street, NW 6th Floor, Washington, D.C. 20006 ("VARSITYBOOKS") and Sallie Mae, Inc. a Delaware corporation with offices at 11600 Sallie Mae Drive, Reston, V.A. 20193 ("SALLIE MAE").


         WHEREAS, Sallie Mae provides educational loan products, educational enterprise-related products (the "SALLIE MAE PRODUCTS") and operates a Web site located at the URL http:///www.salliemae.com (the "SALLIE MAE WEB SITE") and would like to expand its customer base by having access to the users of the VarsityBooks Web Site (as defined below); and


         WHEREAS, VarsityBooks maintains a Web site located at the URL http://www.varsitybooks.com (the "VARSITYBOOKS WEB SITE") through which it sells and distributes college textbooks, general interest books and other products; and


         WHEREAS, VarsityBooks and Sallie Mae would like to define an arrangement whereby VarsityBooks will market the Sallie Mae Products to users of the VarsityBooks Web Site. Specifically, VarsityBooks will provide Sallie Mae with advertising space on the VarsityBooks Web Site and with other marketing opportunities. Sallie Mae will pay VarsityBooks a monthly fee throughout the duration of the Agreement;


         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.       DEFINITIONS


         Capitalized terms used in this Agreement have the meanings given to them below or as elsewhere defined in this Agreement. All definitions will apply both to their singular or plural forms, as the context may require. "DAYS" means calendar days, unless otherwise specified. All references to "SECTION" are to Sections of this Agreement, unless otherwise specified. "AGREEMENT" collectively means this Agreement and all Exhibits hereto (which are hereby incorporated into this Agreement), and all valid amendments to this Agreement. Headings are intended only for reference purposes.

         (A) "AFFILIATE" means, with respect to a party to this Agreement, those entities controlled by, controlling, or under common control with such party. For the purposes of this definition, "CONTROL" (and its derivatives) will mean, with respect to such an entity, having the legal, beneficial or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest, if the entity is not a corporation) of such entity ordinarily having voting rights, or otherwise having a right to appoint at least half of the directors (or analogous officers) of such entity.

         (B)      "CONFIDENTIAL INFORMATION" has the meaning given in Section
                  9(A).

         (C) "CORPORATE TRANSACTION" means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity, other than any merger or consolidation resulting in the holders of the capital stock of the Corporation entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting corporation or other entity entitled to vote for the election of directors, (B) any person or entity (including any affiliates thereof) becoming the holder of a majority of the capital stock of the Corporation entitled to vote for the election of directors, or (C) any sale or other disposition by the Corporation of all or substantially all of its assets or capital stock.

         (D) "EQUITY OFFERING" means an equity offering resulting in net proceeds to the Corporation in excess of ten million dollars ($10,000,000) which occurs prior to the IPO Date.

         (E) "INTELLECTUAL PROPERTY RIGHTS" means any and all worldwide rights, title and interest in intellectual property (including without limitation, all patents, patent registrations, copyrights, moral rights, trademarks, trade names, service marks, service names, trade secrets, know-how or other similar rights arising or enforceable under U.S. law, foreign law, or international treaty regime).

         (F) "IPO DATE" means the date on which the Corporation closes the initial public offering of its Common Stock.

         (G) "SALLIE MAE CONTENT" means content provided by Sallie Mae to VarsityBooks for use in accordance with this Agreement.

         (H) "SALLIE MAE SOLUTIONS" means a division of Sallie Mae that provides business processing, technical and software solutions to higher education.

         (I) "SALLIE MAE MARKS" means the names, trademarks, service marks, trade names, service names, logos, symbols, and other product or service designations currently held by Sallie Mae and all Sallie Mae domain names and hyperlink icons, to the extent set forth in Exhibit B.

         (J) "SALLIE MAE WEB SITE(S)" means the internet web site(s) owned, managed, or controlled by Sallie Mae and its Affiliates, including, without limitation, all information, materials, features, products, services, advertisements, promotions, links, pointers, technology and software, in any format or medium, made available or embodied therein (except for any VarsityBooks Marks).

         (K)      "TERM" has the meaning given in Section 4(A).

2.       VARSITYBOOKS OBLIGATIONS

         (A) VarsityBooks will provide Sallie Mae with a Rate Card, attached as Exhibit C (the "Rate Card"), which specifies the cost of marketing services with VarsityBooks.com except that for the first year of this agreement Sallie Mae selects the Sole Sponsorship of the VarsityScholars Vertical at a fixed price of * dollars. In the event Sallie Mae selects the Sole Sponsorship of the VarsityScholars Vertical in year 2 of this Agreement, and assuming VarsityBooks continues its VarsityScholars Vertical, the fixed price shall remain at *. VarsityBooks shall have the right to update prices, available services and any other information reflected on the Rate Card, at its discretion, twice each year. Sallie Mae will order any and all marketing services in accordance with Sections 2(B) and (D) below, and will provide payment for any such services ordered in accordance with
                  Section 5 below.

         (B) Throughout the term of this Agreement, Sallie Mae will receive a preferred partner discount of * off the price of marketing services presented as part of any VarsityBooks Rate Card. Such discount will not apply to the sponsorship of any VarsityBooks' vertical or the use of the VarsityBooks campus rep program. Notwithstanding the foregoing, Sallie Mae will receive a * discount on any banner ads purchased pursuant to this Agreement.

         (C) VarsityBooks will provide Sallie Mae the option of participating in various new marketing opportunities as they arise.

         (D) For the purposes of implementing specific deliverables, Sallie Mae and VarsityBooks will execute mutually agreeable service orders (the "Ad Insertion Orders") that will specify those marketing services which will be executed on Sallie Mae's behalf by VarsityBooks. The Ad Insertion Orders will become attachments to this Agreement and will be executed on the following schedule:


              Ad Insertion Order Date                      Period Covered
              -----------------------                      ---------------
              1/31/2000                                    2/1/2000 - 6/31/2000


              6/15/2000                                    7/1/2000 - 12/31/2000


              12/15/2000                                   1/1/2001 - 6/31/2001


              6/15/2001                                    7/1/2001 - 1/31/2002




3.       LICENSES

         (A) During the term of this Agreement Sallie Mae grants to VarsityBooks a non-exclusive, worldwide, royalty-free, fully paid-up, non-transferable license to use the Sallie Mae Marks solely as contemplated by this Agreement on, or in developing, supporting and maintaining, the hyperlinks and other promotional media contemplated by this Agreement in the ordinary course of business, including without limitation, as applicable, the rights to use, copy, display, distribute, and create and use derivative works based on the Sallie Mae Marks. Any Sallie Mae Content incorporated into derivative works so created shall be the property of Sallie Mae. Notwithstanding the foregoing, the form of any use of any Sallie Mae Mark which is viewable by the public or any user of the VarsityBooks Web Site must be approved by Sallie Mae in advance either in writing or through the procedures set forth in this Agreement. Any other use of any Sallie Mae Marks is prohibited unless Sallie Mae gives its prior written consent to each such use. Upon the expiration or termination of this Agreement, VarsityBooks will cease using the Sallie Mae Marks except as Sallie Mae agrees in writing.

         (B) VarsityBooks will not adopt or use in any manner any name, mark, symbol, logo, icon, design, copyright or company, product or service name or designation not currently in use and which is confusingly similar to any Sallie Mae Marks, or which constitutes a translation thereof, without Sallie Mae's prior written consent. VarsityBooks will not register anywhere in the world, directly or indirectly, any Sallie Mae Marks or any other name, mark, symbol, logo, icon, design, copyright or company, product or service name or designation not currently in use and which is confusingly similar thereto or which constitutes a translation thereof.

         (C) VarsityBooks agrees that in connection with its use of the Sallie Mae Marks it will display symbols and notices clearly and sufficiently indicating the trademark status and ownership of Sallie Mae's Marks in accordance with applicable trademark law and practice.

         (D) Each party retains all rights, title and interest in and to its intellectual property except for those licenses and rights expressly granted by this Agreement.

         (E) VarsityBooks acknowledges that its use of licensed materials in breach of the scope of the grant of license it is receiving under Section 3(A) or 3(B) above, as applicable, or its breach of Section 3(C) or 3(D) above, as applicable, will cause Sallie Mae irreparable injury for which monetary damages will not make Sallie Mae whole. Accordingly, in addition to all other available remedies and notwithstanding Section 14 hereof, Sallie Mae will be entitled to equitable or injunctive relief as and where it deems fit in the event of an actual, threatened or attempted breach by VarsityBooks of any such provision.

4.       TERM; TERMINATION

         (A) The term of this Agreement will commence on February 1, 2000 and end two (2) years thereafter (the "TERM"). At the end of the Term, this Agreement may be renewed upon mutual agreement of the parties.

         (B) In addition to the parties' termination rights set forth elsewhere in this Agreement, Sallie Mae may terminate this Agreement in the event of a Corporate Transaction prior to the earlier of (a) the IPO Date or (b) the closing of an Equity Offering.

         (C) In addition to the parties' termination rights set forth elsewhere in this Agreement, either party may terminate this
                  Agreement:

                  (1)      at any time during the Term, upon at least thirty
                           (30) days' prior written notice to the other party if such other party materially breaches this Agreement or any of the representations and warranties hereunder and fails to cure such material breach within such thirty (30) days;

                  (2) immediately upon written notice to the other party, if such other party: (a) ceases to conduct business in the normal course; (b) makes an assignment for the benefit of creditors; (c) is liquidated or otherwise dissolved; or (d) becomes insolvent, is adjudicated bankrupt, or a receiver, trustee or custodian is appointed for it.

         (D) Upon the termination or expiration of this Agreement for any reason:

                  (1)      the licenses conferred in Section 3 will cease;

                  (2)      each party will comply with the requirements of
                           Section 9(F);

                  (3) Sallie Mae will pay all amounts properly due and payable to VarsityBooks pursuant to Section 6(B), up until the effective date of such termination or expiration (prorated on a daily basis); and

                  (4) neither party will have any further liability or obligation to the other party, except as otherwise expressly provided in this Agreement (including without limitation Section 4(D) below).

         (E) Any provision of this Agreement that imposes or contemplates continuing obligations on a party will survive the expiration or termination of this Agreement for any reason.

5.       COSTS AND PAYMENT

         (A) Unless otherwise expressly provided in this Agreement, each party will be responsible for all costs and expenses that it incurs in performing its obligations hereunder.

         (B) For each Ad Insertion Order executed by Sallie Mae and VarsityBooks, Sallie Mae shall be entitled to order marketing services from VarsityBooks in an amount equal to (A) TWO MILLION DOLLARS ($2,000,000) (the "Aggregate Order Maximum"); MINUS (B) any amounts ordered by Sallie Mae on prior Ad Insertion Orders. Once the aggregate amount of all services ordered by Sallie Mae on Ad Insertion Orders reaches the Aggregate Order Maximum, Sallie Mae may not execute any additional Ad Insertion Orders under this Agreement. Pricing of services ordered by Sallie Mae on any Ad Insertion Order will be calculated in accordance with Section 2 above.

         (C) In consideration for the marketing services and advertising space provided to Sallie Mae and the rights granted hereunder, Sallie Mae will pay VarsityBooks the amounts set forth in Exhibit A.

6.       REPRESENTATIONS AND WARRANTIES

         (A) Each party represents that it has the full right and authority to enter into and to perform its obligations under this Agreement, and the execution and delivery of this Agreement by it, and the performance of its obligations hereunder, have been duly authorized by all requisite corporate actions on its part, and this Agreement has been duly executed and delivered by it.

         (B)      Each party warrants that:

                  (1) The execution or implementation of this Agreement by such party, and the exercise or performance of any rights or obligations hereunder, will not contravene any provision of its organizational documents, or to its knowledge violate or conflict with any agreement or binding obligation to which it is a party.

                  (2) Except as otherwise expressly authorized by this Agreement, such party will not take any action or make any statement, representation, or warranty regarding the other party, its products or services (including the products and services of third parties which the other party promotes, markets, resells or distributes) which is not previously authorized in writing by the other party.

                  (3) all obligations owed to third parties with respect to the activities contemplated to be undertaken by either party pursuant to this Agreement are or will be fully satisfied by such party, and the other party will have no obligations with respect thereto;

         The sole and exclusive remedy of the other party, and the sole and exclusive liability and obligations of the warranting party, for breach of any of the warranties set forth in Section 6(A) or 6(B) hereof will be as provided under Section 7(a) or 7(B) below, as applicable. Notwithstanding the foregoing, both parties shall have the right to seek injunctive relief for any breach under this Agreement.

         (C)      Each party covenants that:

                  (1) it will comply with all applicable federal, state and local laws in the performance of its obligations hereunder; and

                  (2) it will not distribute any unwanted or unsolicited bulk, junk or spam e-mail.

         (D) VarsityBooks warrants to Sallie Mae that it will not knowingly allow either those pages of the VarsityBooks Web Site which reference Sallie Mae or which display any name or mark of Sallie Mae, or any VarsityBooks Marks used by Sallie Mae, nor the operation, display or use of any of the foregoing as contemplated by this Agreement, nor the content, goods and services offered through the VarsityBooks Web Site to (a) constitute, or contain material that would constitute, libel, defamation or slander; (b) constitute, or contain material that would constitute, an invasion of privacy or a violation of the rights to publicity of any third party; (c) infringe upon the Intellectual Property Rights of any third party; (d) violate any law, statute, ordinance or regulation or promote illegal activities; (e) constitute or contain or promote obscene materials; (f) promote violence; (g) promote discrimination based on race, sex, religion, nationality, disability, sexual orientation, or age; (h) constitute or contain content which is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (i) sell or otherwise market fraudulent materials; or (j) include "Sallie Mae" or variations or misspellings thereof in their domain names or in metatags or other tools designed to mislead users or search engines.

         (E) Sallie Mae warrants to VarsityBooks that it will not knowingly allow either the Sallie Mae Web Site (or those pages of the Sallie Mae Web Site(s) which reference VarsityBooks or which display any name or mark of VarsityBooks), nor any Sallie Mae Content or Sallie Mae Marks used by VarsityBooks, nor the operation, display or use of any of the foregoing as contemplated by this Agreement nor the content, goods and services offered through the Sallie Mae Web Site, to: (a) constitute, or contain material that would constitute, libel, defamation or slander; (b) constitute, or contain material that would constitute, an invasion of privacy or a violation of the rights to publicity of any third party; (c) infringe upon the Intellectual Property Rights of any third party; (d) violate any law, statute, ordinance or regulation or promote illegal activities; (e) constitute or contain or promote obscene materials; (f) promote violence; (g) promote discrimination based on race, sex, religion, nationality, disability, sexual orientation, or age; (h) constitute or contain content which is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (i) sell or otherwise market fraudulent materials; or (j) include "VarsityBooks" or variations or misspellings thereof in their domain names or in metatags or other tools designed to mislead users or search engines.

         (F) Notwithstanding the foregoing, neither VarsityBooks nor Sallie Mae shall be liable for the content, goods, and/or services provided by or available through third party Web sites made available by hyperlinks on the Web sites of either VarsityBooks or Sallie Mae.

         (G) EXCEPT FOR THE WARRANTIES IN THIS SECTION 6, NEITHER PARTY MAKES ANY AND EACH PARTY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, OR REPRESENTATIONS WITH RESPECT TO THE PROGRAM CONTEMPLATED BY THIS AGREEMENT OR ANY PRODUCTS OR SERVICES SOLD HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTIES ARISING FROM STATUTE, COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

         (H) Neither party to this agreement makes any representation that the operation of its Web site will be uninterrupted or error-free, and neither party will be liable for the consequences of any such interruptions or errors.

7.       INDEMNIFICATION

         (A) BY SALLIE MAE. Sallie Mae will indemnify, defend and hold harmless VarsityBooks and its affiliates, directors, officers and employees from and against any and all damages, losses, liabilities, expenses, and costs (including, without limitation, reasonable attorneys' fees) resulting or arising from a third party claim alleging facts that would constitute a breach by Sallie Mae of a warranty it is giving under
                  Section 6 above or a breach of an obligation of Sallie Mae under Section 19 below.

         (B) BY VARSITYBOOKS. VarsityBooks will indemnify, defend and hold harmless Sallie Mae and its affiliates, directors, officers and employees from and against any and all damages, losses, liabilities, expenses, and costs (including, without limitation, reasonable attorneys' fees) resulting or arising from a third party claim alleging facts that would constitute a breach by VarsityBooks of a warranty it is giving under this
                  Section 6 above or a breach of an obligation of VarsityBooks in Section 19 below.

         (C) In connection with any claim or action described in this section, the Party seeking indemnification (a) will give the Indemnifying Party prompt written notice of the indemnifiable claim, including the basis on which indemnification is being asserted and copies of all relevant pleadings, demands and other papers relating to the action and in possession of the Indemnified Party (b) will cooperate with the Indemnifying Party (at the Indemnifying Party's expense) in connection with the defense and settlement of the claim, and (c) will permit the Indemnifying Party to control the defense and settlement of the claim including the selection of counsel, provided that the Indemnifying Party may not settle the claim without the Indemnified Party's prior written consent (which will not be unreasonably withheld). Further, the Indemnifying Party will apprise the Indemnified Party of its progress in handling the claim and permit the Indemnified Party to have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim at Indemnified Party's cost and expense.

8. LIMITATION OF LIABILITY: EXCEPT FOR EACH PARTY'S OBLIGATIONS SET FORTH IN SECTION 7, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR EACH PARTY'S OBLIGATIONS SET FORTH IN SECTION 7, EACH PARTY WILL BE LIABLE TO THE OTHER PARTY SOLELY FOR DIRECT MONEY DAMAGES. SHOULD SALLIE MAE BECOME ENTITLED TO BRING CLAIM AGAINST VARSITYBOOKS UNDER THIS AGREEMENT, VARSITYBOOKS' TOTAL, AGGREGATE LIABILITY FOR ALL CLAIMS, REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE), AT ANY TIME WILL NOT EXCEED AN AMOUNT EQUAL TO: (A) THE $2 MILLION AMOUNT PAYABLE BY SALLIE MAE TO VARSITYBOOKS UNDER THIS AGREEMENT AS OF THE DATE OF THE INSTANT CLAIM; MINUS (B) THE TOTAL AMOUNT OF DAMAGES PAID BY VARSITYBOOKS TO SALLIE MAE FOR ALL PREVIOUS CLAIMS OF SALLIE MAE UNDER THIS AGREEMENT, EXCEPTING ANY AMOUNTS PAID BY VARSITYBOOKS PURSUANT TO SECTION 7.

9. "CONFIDENTIAL INFORMATION" means all information relating to the Agreement, or received by a party (the "RECEIVING PARTY") from the other party (the "FURNISHING PARTY") in the course of performing under the Agreement, which is or should reasonably be understood to be confidential or proprietary to the Furnishing Party (including confidential information disclosed by the Furnishing Party which relates to or is owned by its licensors, suppliers, partners, contractors and agents), in whatever form (whether tangible, intangible, electronic, oral or otherwise), including without limitation the terms of this Agreement, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, customer information, product and business plans, projections and marketing data.

         (A) The Receiving Party acknowledges and agrees that any and all Confidential Information received by it under this Agreement hereunder is of a confidential, proprietary and/or trade secret nature to the Furnishing Party (or its licensors, suppliers, partners, contractors and agents) and that the Furnishing Party (or its licensors, suppliers, partners, contractors and agents) owns all Intellectual Property Rights in such Confidential Information.

         (B) The Receiving Party: (1) will protect Confidential Information received hereunder from unauthorized use and disclosure with at least the same degree of care that it utilizes with respect to its own similar proprietary information, but in no event less than a reasonable standard of care and use same solely and exclusively in connection with the implementation or enforcement of this Agreement; (2) except as contemplated by this Agreement, may not directly or indirectly disclose, publish, copy, duplicate onto, convey through, or store on any medium such Confidential Information without the Furnishing Party's prior written consent; and (3) will ensure that all copyright, trademark and other proprietary notices affixed to or displayed on such Confidential Information will not be removed or modified and will be reproduced on any copies thereof. The Receiving Party will promptly inform the Furnishing Party of any actual or suspected breach of this
                  Section 9 by it (including its contractors and agents) upon becoming aware of such actual or suspected breach.

         (C) The confidentiality provisions of this Section 9 will not apply to any information that the Receiving Party can show:
                  (1) is or subsequently becomes publicly available without breach of any obligation owed to the Furnishing Party; (2) was known to the Receiving Party prior to the Furnishing Party's disclosure of such information to the Receiving Party; (3) became known to the Receiving Party from a source other than the Furnishing Party, and without breach of an obligation of confidentiality owed to the Furnishing Party; (4) is independently developed by the Receiving Party without reference to the Furnishing Party's Confidential Information; or (5) is used by the Receiving Party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement.

         (D) Nothing in this Agreement will be deemed to prevent the Receiving Party from disclosing any Confidential Information received hereunder pursuant to any applicable law, regulation or court order, including, without limitation, the Securities Act of 1933 and the Securities Exchange Act of 1934, provided that such disclosure will be limited to the minimum acceptable level of disclosure and that such Receiving Party will immediately notify the Furnishing Party of the imminent disclosure and minimize or prevent such disclosure to the maximum extent allowed under applicable law, regulation or court order.

         (E) Immediately upon the earlier of the Furnishing Party's request or the termination or expiration of this Agreement for any reason, the Receiving Party will: (1) stop using all Confidential Information of the other party then in its possession not under a valid license; (2) erase or destroy all such Confidential Information residing in any computer memory or data storage apparatus; and (3) destroy or return to the Furnishing Party (in the Furnishing Party's discretion) all such Confidential Information in tangible form.

         (F)      The Receiving Party acknowledges that its breach of this
                  Section 9 will cause the Furnishing Party (or its licensors) irreparable injury for which monetary damages will not make the other party whole. Accordingly, in addition to all other available remedies and notwithstanding Sections 8 or 14 hereof, the Furnishing Party (or its licensors) will be entitled to equitable or injunctive relief as and where it deems fit in the event of an actual, attempted or threatened breach of any obligation of the Receiving Party (including its contractors and agents) under this Section 9.

         (G) The obligations of confidentiality and limitation of use, disclosure, and access set forth herein shall survive the termination of this Agreement for a period of five years from the date of such termination.

10.      PUBLICITY


         The parties will issue mutually agreeable joint news releases from time to time as the parties deem appropriate.

11.      NOTICE

         (A) Any notice or other communication required or permitted to be made or given by either party pursuant to this Agreement will be in writing, and will be deemed to have been duly given: (i) three (3) business days after the date of mailing if sent by certified U.S. mail, postage prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means specified in this section; or (iii) when delivered if delivered personally or sent by express courier service. All notices will be sent to the other party at its address as set forth below or at such other address as such party will have specified in writing:



                  In the case of VarsityBooks:                In the case of Sallie Mae:



                  VARSITYBOOKS                                SALLIE MAE, INC.
                  2020 K Street, N.W.                         11600 Sallie Mae Drive
                  6th Floor                                   Reston, VA 20193
                  Washington, D.C. 20006
                  Attn:  Richard Hozik, SVP/CFO               Attn:    Robert W. Jackson, VP
                  Phone: 202-667-3400                         Phone:   703-810-6018
                  Fax: 202.332.5498                           Fax:     703-810-6128

                  With a copy to:                             With a copy to:

                  Shaw Pittman                                Sallie Mae, Inc.
                  1676 International Drive                    11600 Sallie Mae Drive
                  McLean, VA  22102                           Reston, VA 20193
                  Attn: Andrew M. Tucker                      Attn:  Robert S. Lavet, VP and Deputy
                  Phone: 703-790-7900                         General Counsel
                  Fax:     703-790-7901                       Phone:  703-810-5016
                                                              Fax:      703-810-3023

12.      WAIVER


         No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of such right, power or remedy, and no waiver will be effective unless it is in writing and signed by the waiving party. If either party waives any right, power or remedy, such waiver will not waive any successive or other right, power or remedy the party may have under this Agreement.

13.      SEVERABILITY


         If any part of this Agreement is determined to be illegal, invalid, unenforceable, or otherwise contrary to law by an arbitrator under
         Section 15 or a court of competent jurisdiction, the remainder of the Agreement will remain in full force and effect, and the parties will substitute an enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original intentions and economic positions of the parties.

14.      GOVERNING LAW; DISPUTE RESOLUTION


         This Agreement will for all purposes be governed, interpreted, construed, and enforced solely and exclusively in accordance with the laws of the State of Delaware except for any provisions of Delaware law which would require or permit the application of the substantive law of another jurisdiction.


         In discussions and activities relating to this Agreement, VarsityBooks and Sallie Mae will cooperate in good faith to accomplish the objectives specified in this Agreement. If any dispute arises relating to either Party's rights or obligations under this Agreement, VarsityBooks and Sallie Mae will use good faith efforts to resolve the matter in accordance with this Section 14


         Within ten (10) business days following the written request of either Party (which will describe the nature of the dispute and other relevant information), the Parties' managers who are responsible for the VarsityBooks/Sallie Mae relationship will meet to resolve the dispute at a mutually convenient time and place. If the relationship managers are unable to resolve the dispute within two (2) business days following their initial meeting, they will refer the matter to the Parties' divisional executives who are responsible for the administration of this Agreement; along with a written statement (or statements) describing the nature of the dispute and other relevant information.


         Within five (5) business days following the referral of the matter to the Parties' divisional executives, the divisional executives will meet to resolve the dispute at a mutually convenient time and place. Additional representatives of the parties may be present at the meeting. All negotiations pursuant to this Section will be confidential and treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence. Any resolution reached under this Section will be reduced to writing and signed by the Parties. During a dispute resolution conducted under this Section, the Parties will diligently perform all obligations hereunder that are not directly related to the dispute. If the divisional executives are unable to resolve the dispute within ten (10) business days following their initial meeting, the controversy or claim will be resolved through binding arbitration (excepting disputes relating to issues of proprietary rights, including, but not limited to intellectual property and confidentiality) conducted in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, except to the extent that such rules are inconsistent with the provisions set forth herein. If VarsityBooks initiates arbitration, the arbitration proceedings will be held in Fairfax County, Virginia and if Sallie Mae initiates arbitration, the arbitration proceedings will be held in the District of Columbia. The arbitration will be held in the District of Columbia. The arbitration will be held before a single arbitrator. The Federal Rules of Evidence will apply in toto. In no event will the arbitrator have the authority to make any award that provides for punitive or exemplary damages. Any decision rendered by the arbitrator will be binding, final and conclusive upon both parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the party against which an award is entered or the location of such party's assets and the parties hereby irrevocably waive any objections to the jurisdiction of such court based on any ground, including without limitation, improper venue or forum nor conveniens. The prevailing party in any claim action, arbitration or other proceeding arising under or in connection with the implementation of enforcement of this Agreement will be entitled to recover from the other party all attorneys' fees incurred in connection therewith.


         Nothing in this section shall be deemed to prohibit or restrict either party from seeking injunctive relief or other interim or provisional relief pending resolution of the dispute through such voluntary dispute resolution procedures set forth herein.

15.      ENTIRE AGREEMENT; MODIFICATION


         This Agreement (including any and all exhibits attached hereto) constitutes the sole, final and entire agreement of the parties and supersedes and terminates all previous agreements, oral or written, between the parties with respect to the subject matter hereof. All amendments or modifications to this Agreement must be in writing and signed by an officer of each party.

16.      ASSIGNMENT


         Neither party may assign, delegate or otherwise transfer this Agreement or any rights or obligations arising under or in connection with this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that consent shall not be required (i) in connection with any assignment by Sallie Mae to an Affiliate, or (ii) in connection with any assignment by VarsityBooks to either CollegeOps LLC, a Delaware limited liability company or to CollegeImpact Inc., a Delaware corporation, both wholly-owned subsidiaries of VarsityBooks. Unless otherwise provided in a writing signed by VarsityBooks and Sallie Mae, any such assignment to CollegeOps LLC or CollegeImpact Inc. shall not relieve VarsityBooks of any of its obligations hereunder. This Agreement will be binding upon the parties' respective successors and permitted assigns.

17.      CUMULATIVE REMEDIES


         Each party's remedies set forth in this Agreement will be cumulative and not exclusive and will be available in addition to all other remedies available by law or equity, except as otherwise expressly provided in this Agreement.

18.      FORCE MAJEURE


         Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of any act of God or other force majeure; provided that, such party immediately gives the other party written notice thereof and undertakes commercially reasonable efforts to circumvent the cause of the delay or minimize the extent of the delay. In any such event, the time for performance or cure will be extended for a period equal to the duration of the delay, not to exceed four (4) weeks. If the notifying party does not resume performance of such obligations or cure such breach before the end of such four (4) week period, the other party will be entitled to terminate this Agreement immediately without any obligation or liability to the delayed party for doing so.

19.      COMPLIANCE WITH LAWS

         (a) In implementing this Agreement, each party will comply with all applicable laws and regulations and maintain in good standing all required registrations, licenses and other authorizations.

         (b) SEC Filings. In connection with any registration of its securities under the Securities Act of 1933, as amended, or any public disclosure under the Securities Exchange Act of 1934, as amended, VarsityBooks shall (i) make timely written objection to the public disclosure of information contained in the Agreement that references Sallie Mae's * (the
                  "Sallie Mae Confidential Information") by following applicable procedures, (ii) follow the procedures contained in 17 C.F.R. Sec. 230.406, with respect to the Sallie Mae Confidential Information, (iii) provide Sallie Mae with an advance copy of and reasonable opportunity, which at a minimum shall be one day, to review and comment on VarsityBooks's confidential treatment request and provide a copy of the relevant portion of any response received from the SEC regarding such request.

20.      INDEPENDENT CONTRACTORS.


         The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or employee of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either party.

21.      HEADINGS.


         The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

22.      COUNTERPARTS.


         This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


SALLIE MAE, INC.                            VARSITYBOOKS.COM INC.

/s/ SALLIE MAE, INC.                        /s/ VARSITYBOOKS.COM INC.
-------------------------------             -----------------------------------
Signature                                   Signature

-------------------------------             -----------------------------------
Name                                        Name

-------------------------------             -----------------------------------
Title                                       Title

-------------------------------             -----------------------------------
Date                                        Date

                                    EXHIBIT A

                                     PAYMENT


         Sallie Mae agrees to pay to VarsityBooks an aggregate fee equal to TWO MILLION DOLLARS AND NO CENTS ($2,000,000.00), payable in twenty four (24) monthly installments of EIGHTY THREE THOUSAND THREE HUNDRED AND THIRTY THREE DOLLARS AND THIRTY THREE CENTS ($83,333.33) beginning on February 29, 2000. Payments must be made no later than 10 days after the last business day of each month. Late payments will bear interest at the rate of one-and-one-half percent (1.5%) per month or the highest monthly rate permitted by applicable law, whichever is lower. VarsityBooks will also be entitled to recover its reasonable collection costs, including attorneys' charges.



                                   Exhibit A-1

                                    EXHIBIT B


                                SALLIE MAE MARKS



1.       U.S. FEDERALLY REGISTERED TRADEMARKS AND SERVICE MARKS


                See page B-2 below.


2.       COMMON LAW TRADEMARKS AND SERVICE MARKS - U.S. APPLICATIONS PENDING


                NONE


3.       COMMON LAW TRADEMARKS AND SERVICE MARKS


                NONE


4.       OTHER SALLIE MAE CONTENT TO BE PROVIDED BY SALLIE MAE


                NONE



                                  Exhibit B-1

                      [EDUCATION LEADS US. SALLIEMAE LOGO]


                                  Exhibit B-2

                                    EXHIBIT C

                                    RATE CARD
                      (IN EFFECT JANUARY THROUGH JUNE 2000)


PRODUCT                        COST                         SALLIE MAE              Rate with
                                                            DISCOUNT                Discount
                                                                                    Applied
------------------------------ ---------------------------- ----------------------- -------------------------
SOLE SPONSORSHIP OF            SEE EXHIBIT D                SEE EXHIBIT D           SEE EXHIBIT D
VARSITYSCHOLARS VERTICAL (1
YEAR).  *SEE EXHIBIT D FOR
DETAILS.
------------------------------ ---------------------------- ----------------------- -------------------------
Online banner ads              *                             *                       *
------------------------------ ---------------------------- ----------------------- -------------------------
Fixed Position on              *                             *                       *
Confirmation and Landing
Pages (thru June)
------------------------------ ---------------------------- ----------------------- -------------------------
Copy in e-mail confirmation    *                             *                       *
----------------------------- ---------------------------- ----------------------- -------------------------
Copy in e-mail                 *                             *                       *
acknowledgement
------------------------------ ---------------------------- ----------------------- -------------------------
Premier Sponsorship of         *                             *                       *
VarsityVentures (1 year)
------------------------------ ---------------------------- ----------------------- -------------------------
Newsletter sponsorship         *                             *                       *
------------------------------ ---------------------------- ----------------------- -------------------------
Partnership Newsletter         *                             *                       *
sponsorship
------------------------------ ---------------------------- ----------------------- -------------------------
Rep Newsletter sponsorship     *                             *                       *
------------------------------ ---------------------------- ----------------------- -------------------------
Campus Survival Kit            *                             *                       *
------------------------------ ---------------------------- ----------------------- -------------------------
Campus Goodie Bag              *                             *                       *
------------------------------ ---------------------------- ----------------------- -------------------------
Premier Sponsorship of         *                                                     *
Collegeimpact.com Site (thru
June)
------------------------------ ---------------------------- ----------------------- -------------------------
Sponsorship of Rep             *                              --                      *
Conference (per conference)
------------------------------ ---------------------------- ----------------------- -------------------------
Campus Rep Program             *                              --                      *
------------------------------ ---------------------------- ----------------------- -------------------------


                                  Exhibit C-1

                                    EXHIBIT D

                   SOLE SPONSORSHIP OF VARSITYSCHOLARS PROGRAM

     Term:        February 1, 2000 - January 31, 2001

     Cost:        $1 Million

     Deliverables:

     Sole Sponsorship: Sallie Mae will be the sole sponsor of the VarsityScholars Program under which VarsityBooks.com will provide approximately $475,000 in merit-based scholarships to high school seniors, college and graduate students over the course of the year. Sallie Mae will receive premier branding on Program materials including the VarsityScholars section of the VarsityBooks.com web site, promotional materials describing and marketing the Program and in the Program's press releases and events as described below:

               o    Fixed image on VARSITYBOOKS homepage

               o Fixed position on the Scholarships landing page: an HTML Sallie Mae image that will link to the Sallie Mae branded splash page (described below). This image will highlight Sallie Mae's sponsorship of the Program. (see mock-up attached)

               o Fixed position on 1st Page of VarsityScholars section: a permanent html Sallie Mae image that will link to the Sallie Mae branded splash page. This image will highlight Sallie Mae's sponsorship of the Program (see mock-up attached).

               o Fixed, above fold banner on all subsequent VarsityScholars pages: permanent image and text highlighting relevant message about Sallie Mae which will be featured in top-of-the-page banner space on all pages of the VarsityScholars section (see mock-up attached).

               o Sallie Mae branded splash page developed by VARSITYBOOKS: an html page developed by VarsityBooks.com for Sallie Mae which will feature mutually-agreed upon content highlighting Sallie Mae's sponsorship of the Program and other relevant Sallie Mae content. The splash page may be updated at regular intervals on a mutually-agreed upon schedule.

               o Sponsorship of e-mail introducing program to entire VARSITYBOOKS database: Sallie Mae will receive prominent branding and mention in the e-mail to be sent to the entire VarsityBooks.com database of high school and college students (circulation: 200,000+ students) introducing the Program and inviting applications.

               o Sponsorship of e-mail thank you notes for each scholarship application: Sallie Mae will receive prominent branding and mention in the e-mail "thank you" sent to every person who submits an application to the Program.

               o Sponsorship and SM content/links in 6 e-mail newsletters to entire VARSITYBOOKS database: Sallie Mae will provide content for 6 VarsityBooks.com e-mail newsletters, one of which will promote the Sallie Mae*, in which Sallie Mae may highlight its sponsorship of the Program and other relevant "pay for college" content (circulation: 200,000+ students). Such content will be provided by Sallie Mae and approved by VarsityBooks, such approval not to be unreasonably withheld.

               o Presence in all VarsityScholars press releases/events and estimated $2 million+ of promotional activities/events surrounding the Program: Sallie Mae will receive branding and mention in all press releases regarding the Program. VarsityBooks.com intends to issue monthly releases heralding the winners of the scholarships and will use its internal and outside PR resources to promote and place the releases. VarsityBooks.com will also engage in additional publicity-generating activities which may include press conferences and other PR events to highlight the winners of the scholarships and the Program; Sallie Mae will receive branding and mention in all such events. In addition, Sallie Mae will receive placement in the estimated $2 million dollars worth of promotional activities VarsityBooks.com intends to undertake to market the Program over the year possibly including: advertising in over 1500 college newspapers, advertising in other national media outlets and promotional materials sent to U.S. high schools.




                                      D-2